EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of American TonerServ Corp. and subsidiaries of our report dated March 31, 2009, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of American TonerServ Corp. and subsidiaries for the year ended December 31, 2008.

/s/ Perry-Smith LLP

Sacramento, California
November 16, 2009